Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Agreement”) is made as of December 28, 2012, (the “Effective Date”) by and between BioLargo, Inc., a Delaware Corporation (the “Company”), and Dennis P. Calvert ( “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 30, 2007 (the “Original Agreement”), pursuant to which Executive has been serving as Company’s President and chief executive officer.

WHEREAS, the Original Agreement expired on April 30, 2012, and since such time, Executive has continued to act as Company’s President and chief executive officer; and

WHEREAS, both Company and Executive desire that Executive continue in his role with the Company pursuant to the modified terms herein.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.           Effective Date and Term. Paragraph 1 in the Original Agreement, titled “Effective Date and Term”, shall be amended to include the following language:

“Upon the expiration of the initial Term, this Agreement shall renew for one year terms, commencing April 30, 2012.”

2.           Compensation. Paragraph 3.2 in the Original Agreement, titled “Base Salary”, shall be amended to include the following language:

“Upon the expiration of the initial Term, Executive’s Base Salary shall be frozen at the level paid to Executive during April 2012, with no further automatic increases during subsequent annual renewal terms.

3.           Termination. Paragraph 4.5 in the Original Agreement, titled “Termination by Company Without Cause”, shall be replaced in its entirety by the following:

“Company may, acting in its sole and absolute discretion, at any time terminate Executive’s employment under this Agreement, with or without Cause, or for any reason whatsoever or for no reason, by delivering to Executive a Notice of Termination at least 120 days prior to the date of termination.”

4.           Payment Upon Termination. Paragraph 4.9 in the Original Agreement, titled “Payment Upon Termination”, shall be amended to include the following language:

“The foregoing provisions shall not apply during renewal periods subsequent to April 30, 2012.”

5.           Entire Agreement. This Amendment supersedes any and all conflicting terms in the Original Agreement, and together with the Original Agreement, supersedes other agreements, either oral or in writing, between the parties with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect to the services to be rendered by Executive to the Company in any manner whatsoever. Each party to this Amendment acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Amendment shall be valid or binding on either party.

6.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement on the day and year first indicated above.

COMPANY
BioLargo, Inc.

By:	/s/ Joseph L. Provenzano
Name: Joseph L. Provenzano, Secretary

EXECUTIVE

By:	/s/ Dennis P. Calvert
Dennis P. Calvert